EXHIBIT 99.1
NEWS RELEASE
RANGE ANNOUNCES RESULTS OF ANNUAL STOCKHOLDERS’ MEETING
AND MANAGEMENT CHANGES
FORT WORTH, TEXAS, MAY 20, 2008...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced the results of its annual stockholders’ meeting and certain management changes.
Annual Meeting Results
Range held its Annual Meeting of Stockholders earlier today. The Annual Meeting was held (i) to elect a Board of eight directors, each for a one-year term; (ii) to vote on a proposal to amend Range’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 475 million shares; (iii) to vote on a proposal to amend Range’s 2005 Equity-Based Compensation Plan; and (iv) to ratify appointment of Ernst & Young LLP as Range’s independent auditors for 2008. At the meeting, Charles Blackburn, Anthony Dub, Richard Eales, Allen Finkelson, Jonathan Linker, Kevin McCarthy, John Pinkerton and Jeffrey Ventura were re-elected as directors. All four proposals set forth in the Company’s proxy were passed by stockholders at the annual meeting. Voting results for each proposal are available on the Company’s website at www.rangeresources.com.
Management Changes
Today the Board of Directors appointed John Pinkerton, Range’s current President and Chief Executive Officer, as Chairman of the Board. His new title will be Chairman of the Board and Chief Executive Officer. Mr. Pinkerton replaces Charles Blackburn as Chairman of the Board. Mr. Blackburn will continue to serve as a director of Range. The independent members of the Board of Directors have approved the creation of the position of Lead Director. Richard Eales, a current non-employee Board member, has been appointed to serve as Lead Director.
In addition, Jeffrey Ventura, Range’s current Chief Operating Officer, has been appointed President. Mr. Ventura will continue to serve as Chief Operating Officer, and his new title will be President and Chief Operating Officer. Roger Manny, Range’s current Senior Vice President and Chief Financial Officer, has been appointed Executive Vice President. Mr. Manny will continue to serve as Chief Financial Officer, and his new title will be Executive Vice President and Chief Financial Officer.
RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.

2008-13
Contact:	Rodney Waller, Senior Vice President	817-869-4258
	David Amend, IR Manager	817-869-4266
	Karen Giles, Corporate Communications Manager	817-869-4238
Main number: (817) 870-2601
www.rangeresources.com